Exhibit 99.1

Collectors Universe Reports Record Revenues for Third Quarter Ended March 31, 2006

NEWPORT BEACH, Calif., May 10 /PRNewswire-FirstCall/ -- Collectors Universe, Inc. (Nasdaq: CLCT), a leading provider of value-added authentication and grading services to dealers and buyers and sellers of high-value collectibles and diamonds, today announced financial results for the third fiscal quarter ended March 31, 2006.

Net revenues increased by 12% to $10.0 million for the third quarter of fiscal 2006, compared to $9.0 million for the same period of the prior year. Operating income was $1.3 million for the third quarter compared to $2.2 million in the same quarter of the prior year while income before taxes was $1.9 million in the third quarter of the current year compared to $2.5 million in the third quarter of last year. Net income was $1.1 million or $0.12 per diluted share for the current third quarter compared to $1.5 million or $0.19 per diluted share for the same period of the prior year. The results of discontinued operations were immaterial in the third quarters of both years. Per share data for the quarter ended March 31, 2006 was computed on the basis of a weighted average of 8.8 million shares outstanding compared to 7.6 million shares for the quarter ended March 31, 2005.

For the nine months ended March 31, 2006, revenues increased by 5% to $26.3 million compared with $25.1 million for the nine months ended March 31, 2005. Operating income was $2.8 million for the current nine month period compared to $5.8 million for the same period of 2005; while income before taxes was $4.6 million for the nine months ended March 31, 2006 compared to $6.2 million for the nine months ended March 31, 2005. Income from continuing operations for the nine months ended March 31, 2006 was $2.6 million or $0.30 per diluted share compared with $3.7 million or $0.53 per diluted share for the nine months ended March 31, 2005. Discontinued operations contributed $169,000 or $0.02 per diluted share in the nine months ended March 31, 2006 compared to a loss of $79,000 or $0.01 per diluted share for the nine months ended March 31, 2005. Per share data for the nine months ended March 31, 2006 was computed on the basis of a weighted average of 8.8 million shares outstanding as compared to 7.0 million shares for the same nine months of the prior year.

Chief Executive Officer Michael Haynes commented, “During the quarter ended March 31, 2006, we experienced growth in units and in revenues in each of our collectibles markets and topped our previous quarterly revenue record by 12%. A favorable economic environment coupled with our enhanced brand penetration, resulted in increased demand for our certifications by consumers, dealers and auctioneers. Our diamond authentication and grading business recorded its first full quarter, and although currently small relative to the marketplace and to our other operations, we have reason for early encouragement as our newly launched service offerings appear to be well received by the market.”

Mr. Haynes added, “With our prudent investment in additional sales and marketing initiatives for our existing businesses as well as our new businesses, and our increased investment in technology improvements, we recorded a lower operating margin than in the same quarter of the previous year. Even though these expenditures resulted in operating and net margins at the low end of our expected range, we believe that these investments will yield both short term and long term benefits in units, market share and operating efficiency.”

Financial Condition

At March 31, 2006, cash, cash equivalents and short-term investments totaled approximately $53.2 million, compared to $65.4 million as of June 30, 2005. This reduction was attributable to the use of approximately $14.7 million of cash to fund acquisitions during the first nine months of fiscal 2006, including the GCAL and Gemprint acquisitions. During the third quarter the Company repurchased, pursuant to its previously announced share buyback program, 50,000 shares in the open market at a cost of approximately $700,000. The Company has no debt and continues to be able to fund operations with internally generated cash flow.

Fourth Quarter Fiscal 2006 and Fiscal 2007 Outlook

Chief Executive Officer Michael Haynes commented, “With the supportive economic environment, we anticipate that the fourth quarter and the early quarters of fiscal 2007 present opportunities for continued growth. We will continue to make sensible sales and marketing and technology investments to enhance our brands and increase the effectiveness of our grading operations and marketing initiatives. As for our diamond business and other new businesses, we continue to have reasonable expectations for market awareness and interest in our services.”

Conference Call and Webcast

Management will host a conference call and simultaneous webcast Wednesday May 10th, 2006 at 5:00 p.m. Eastern/2:00 p.m. Pacific to discuss third-quarter fiscal 2006 operating performance. The conference call, featuring Chief Executive Officer Michael Haynes and Chief Financial Officer Joe Wallace, will be available live via the Internet. To listen to the live Internet webcast, log on to the Company’s web site at www.collectors.com, under the investor information section. A replay of the conference call will be available through May 24, 2006, by dialing 800-405-2236 or 303-590-3000 and entering access code 11060423#.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps currency and diamonds. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps and diamonds. This information is accessible to collectors and dealers at the Company’s web site, www.collectors.com, and is also published in print.

Forward Looking Information

This news release contains statements regarding our expectations about our future financial performance which are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release. Those risks and uncertainties include, but are not limited to: the possibility of changes in general economic conditions or conditions in the collectibles markets, such as a possible decline in the popularity of some high-value collectibles, which could result in reductions in the volume of authentication and grading submissions and, therefore, the fees we are able to generate; a lack of diversity in our sources of revenues and our dependence on coin authentication and grading for a significant percentage of our total revenues, which makes us more vulnerable to adverse changes in economic and market conditions, including declines in the value of precious metals or recessionary conditions, that could lead to reduced coin and other collectibles submissions, with a resultant reduction in our revenues and in our income; the fact that six of our customers accounted for approximately 23% of our net revenues during the first nine months of fiscal 2006, which means that our operating results could decline if any of those customers were to terminate or significantly reduce the business that they conduct with us; our dependence on certain key executives and collectibles experts, the loss of the services of any of which could adversely affect our ability to obtain authentication and grading submissions and, therefore, could harm our operating results; increased competition from other collectibles services companies that could result in reductions in collectibles submissions to us or could require us to reduce the prices we charge for our services; the risk that we will incur unanticipated liabilities under our authentication and grading warranties that would increase our operating expenses; the risk that new service offerings and business initiatives that we may undertake will not gain market acceptance or will increase our operating expenses or reduce our overall profitability or even cause us to incur losses; the risk that our strategy to expand into new collectibles and other high value asset markets, such as the diamond market, primarily through business acquisitions, will not be successful in enabling us to improve our profitability; and the risks that we will be unable to successfully integrate the businesses that we acquire into our operations, or that those businesses will not gain market acceptance, or that our business expansion may result in a costly diversion of management time and resources and increase our operating expenses and possibly cause us to incur losses. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2005 which we filed with the Securities and Exchange Commission on September 13, 2005 and in our Quarterly Report on Form 10-Q for the fiscal third quarter ended March 31, 2006, which we filed with the Securities and Exchange Commission today.

Due to the above-described risks and uncertainties and those described in that Annual Report, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future performance based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release.

Contacts:

Joe Wallace	E.E. Wang
Chief Financial Officer	Investor Relations
Collectors Universe	The Piacente Group, Inc.
949-567-1245	212-481-2050
Email: jwallace@collectors.com	Email: ee@thepiacentegroup.com

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	March 31, 2006	June 30, 2005

ASSETS
Current assets:
Cash and cash equivalents	$45,566	$65,439
Short-term investments	7,602	—
Accounts receivable, net of allowance for doubtful accounts of $68 (March) and $38 (June)	1,663	1,508
Inventories, net	435	436
Prepaid expenses and other current assets	1,285	1,102
Customer notes receivable	3,480	1,560
Deferred income taxes	1,350	2,854
Receivables from sale of net assets of discontinued operations	114	63
Current assets of discontinued operations held for sale	209	365
Total current assets	61,704	73,327
Property and equipment, net	1,814	857
Goodwill	9,803	—
Intangible assets, net	4,487	79
Deferred income taxes	690	1,051
Notes receivable from sale of net assets of discontinued operations	344	—
Other assets	230	174
Non-current assets of discontinued operations held for sale	—	46
	$79,072	$75,534
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$767	$753
Accrued liabilities	1,698	1,563
Accrued compensation and benefits	895	1,069
Income taxes payable	610	—
Deferred revenue	1,488	1,001
Current liabilities of discontinued operations held for sale	8	27
Total current liabilities	5,466	4,413
Deferred rent and other long-term liabilities	418	555
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.001 par value; 45,000 shares authorized; shares issued and outstanding of 8,575 at March 31, 2006 and 8,610 at June 30, 2005	9	9
Additional paid-in capital	78,420	78,594
Accumulated deficit	(4,220)	(7,016)
Treasury stock, at cost (125 shares)	(1,021)	(1,021)
Total stockholders’ equity	73,188	70,566
	$79,072	$75,534

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended

	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005

Net revenues:
Grading, authentication and related services	$10,022	$8,955	$26,294	$25,132
Cost of revenues:
Cost of grading, authentication and related services	4,088	3,263	10,578	9,087
Gross profit	5,934	5,692	15,716	16,045
Operating expenses:
Selling and marketing expenses	1,378	876	3,386	2,581
General and administrative expenses	3,254	2,588	9,500	7,167
Settlement of lawsuit	—	—	—	500
Total operating expenses	4,632	3,464	12,886	10,248
Operating income	1,302	2,228	2,830	5,797
Interest income, net	588	245	1,738	419
Other income (expenses), net	8	(20)	24	(18)
Income before provision for income taxes	1,898	2,453	4,592	6,198
Provision for income taxes	804	981	1,965	2,487
Income from continuing operations	1,094	1,472	2,627	3,711
Income (loss) from operations of discontinued operations, net of gains on sales of discontinued businesses (net of income taxes)	—	(3)	169	(79)
Net income	$1,094	$1,469	$2,796	$3,632
Net income per basic share:
Income from continuing operations	$0.13	$0.21	$0.31	$0.57
Income (loss) from operations of discontinued operations, net of gains on sales of discontinued businesses (net of income taxes)	—	—	0.02	(0.01)
Net income	$0.13	$0.21	$0.33	$0.56
Net income per diluted share:
Income from continuing operations	$0.12	$0.19	$0.30	$0.53
Income (loss) from operations of discontinued operations, net of gains on sales of discontinued businesses (net of income taxes)	—	—	0.02	(0.01)
Net income	$0.12	$0.19	$0.32	$0.52
Weighted average shares outstanding:
Basic	8,485	7,113	8,486	6,523
Diluted	8,822	7,571	8,807	6,968

SOURCE  Collectors Universe, Inc.
          -0-                                                  05/10/2006
          /CONTACT:  Joe Wallace, Chief Financial Officer of Collectors Universe, Inc., +1-949-567-1245, jwallace@collectors.com; or Investor Relations, E.E. Wang of The Piacente Group, Inc., +1-212-481-2050, ee@thepiacentegroup.com, for Collectors Universe, Inc./
          /Web site:  http://www.collectors.com /
          (CLCT)